Exhibit 10.15

FIRST AMENDMENT TO THE
DYNEGY INC. EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, Dynegy Inc. (the “Company”) has established and maintains the Dynegy Inc. Executive Severance Pay Plan (As Amended and Restated Effective January 1, 2008) (the “Plan”) for the benefit of eligible employees of certain participating employers;

WHEREAS, pursuant to Section VII of the Plan, the Company reserves the right to amend, in whole or in part, any or all of the provisions of the Plan at any time prospectively or retroactively; and

WHEREAS, the Company desires to amend the Plan to make certain clarifications and to change the service crediting provisions;

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be and hereby is amended as follows, effective as of January 1, 2010:

I.

The following new definition shall be added to the end of Section II of the Plan:

“ ‘Year of Service’ means each complete year (365 days) of service, whether or not such years are completed consecutively, as an employee with the Company, a company affiliated with the Company, or a predecessor company of the Company for which a Covered Employee is given credit by the Plan Administrator.”

II.

The following new sentence shall be added to the end of the first paragraph of Section IV of the Plan:

“If a Covered Employee fails to return the Release, fails to return it timely (based on the required timeframe specified by the Company), or revokes his or her execution of the Release, the Covered Employee forfeits eligibility for and all rights to benefits under the Executive Plan.”

III.

The second sentence of Section IV(A) of the Plan shall be deleted, and the following new sentence shall be substituted therefor:

“Under the Executive Plan, an eligible Covered Employee will receive one (1) Month of Base Pay for each full, completed Year of Service with the Company and a pro-rated amount for each partial Year of Service, subject to certain minimum and maximum payment requirements.”

IV.

The eighth sentence of Section IV(A) of the Plan shall be deleted, and the following new sentence shall be substituted therefor:

“The Plan Administrator shall determine a Covered Employee’s Months of Base Pay, and the Covered Employee’s full and partial Years of Service, in its sole discretion.”

V.

The following new paragraph shall be added to the end of Section IV(F) of the Plan:

“If an employee of the Company is rehired by the Company as a Covered Employee, his or her Years of Service prior to his or her employment termination will be counted in determining the amount of benefits under the Executive Plan for which such Covered Employee is eligible after being rehired.”

VI.

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this First Amendment to the Plan to be executed this 12th day of January, 2010, effective as hereinbefore provided.

DYNEGY INC. BENEFIT PLANS COMMITTEE MEMBERS

/s/ Julius Cox
Julius Cox, BPC Chairman

/s/ Kevin Blodgett
Kevin Blodgett, BPC Member

/s/ Holli Nichols
Holli Nichols, BPC Member

/s/ Lynn Lednicky
Lynn Lednicky, BPC Member